Exhibit 4.17

AMENDMENT NO. 2

THIS AMENDMENT NO. 2 TO THE CREDIT FACILITY AGREEMENT (this “Amendment”) is made as of the 7th day of August, 2007, among SEASPAN CORPORATION (the “Borrower”), a corporation organized and existing under the laws of the Republic of the Marshall Islands, DNB NOR BANK ASA, a corporation incorporated under the laws of the Kingdom of Norway, acting through its New York Branch (“DnB NOR”) and the certain banks and financial institutions listed on the signature pages hereto, and amends and is supplemental to the senior secured reducing revolving credit facility agreement dated May 19, 2006 made among (i) the Borrower, (ii) DnB NOR, as sole bookrunner, administrative agent and security agent, (iii) DnB NOR, Credit Suisse and Fortis Capital Corp., as mandated lead arrangers, (iv) Landesbank Hessen-Thüringen, as documentation agent and (v) the banks and financial institutions listed on Schedule 1 of the Credit Facility Agreement, as lenders (together with any bank or financial institution which becomes a Lender pursuant to Section 11 of the Credit Facility Agreement, the “Lenders”), as amended by Amendment No. 1 dated June 29, 2007 (as so amended, the “Credit Facility Agreement”).

W I T N E S S E T H    T H A T:

WHEREAS pursuant to the Credit Facility Agreement, the Lenders agreed to provide to the Borrower a senior secured reducing revolving credit facility in the amount of up to Three Hundred Sixty Five Million United States Dollars (US$365,000,000) (the “Facility”); and

WHEREAS pursuant to Section 18.7 of the Credit Facility Agreement, the parties hereto wish to amend certain covenants in, and the Lenders wish to waive certain non-compliances with, Section 9 of the Credit Facility Agreement on the terms and conditions set out in this Amendment.

NOW, THEREFORE, in consideration of the premises and such other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the parties, it is hereby agreed as follows:

1.	All capitalized terms without separate definition in this Amendment have the meaning ascribed to them in the Credit Facility Agreement.

2.	Pursuant to Section 9.1(e)(iv) of the Credit Facility Agreement, the Lenders must deliver to the Administrative Agent copies of, among other things, the annual audited financial statements of the Tranche B Time Charterer and CSCL (Hong Kong) for the relevant financial period as soon as such statements become publicly available, and if such statements are not made publicly available, then within 120 days of the end of the relevant financial period (the “Financial Statements Condition”).

3.	Each of the Administrative Agent, Security Agent and the Majority Lenders hereby irrevocably waives compliance with, and satisfaction of, the Financial Statements Condition for the financial period ended December 31, 2006 and waives any Event of Default arising from any failure to comply therewith to date provided that such condition is satisfied by the Borrower on or before October 1, 2007.

4.	The Credit Facility Agreement is hereby amended by deleting the reference to “120 days” in Section 9.1(e)(iv) of the Credit Facility Agreement and replacing it with “180 days”.

5.	All other terms and conditions of the Credit Facility Agreement shall remain in full force and effect, and the Credit Facility Agreement shall hereafter be read and construed as if the terms of this Amendment were included therein by way of addition, deletion, modification or substitution, as the case may be.

6.	By the execution and delivery of this Amendment, each of the parties hereby consents and agrees that all references in the Credit Facility Agreement, the Note and the Security Documents to the Credit Facility Agreement shall be deemed to refer to the Credit Facility Agreement as amended and supplemented by this Amendment. By the execution and delivery of this Amendment, the Borrower hereby consents and agrees that the Security Documents and any other documents that have been or may be executed as security for the Facility and any of its obligations under the Credit Facility Agreement, the Note or any Security Document shall remain in full force and effect notwithstanding the amendments contemplated hereby.

7.	This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

8.	The parties hereby consent and agree that if this Amendment shall at any time be determined or deemed for any reason insufficient in whole or in part to carry out the true intent and spirit hereof or thereof, the parties shall execute or cause to be executed such other and further assurances and documents as may be reasonably required in order more effectively to accomplish the purposes of this Amendment.

9.	This Amendment may be executed in as many counterparts as may be deemed necessary or convenient and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original, but all such counterparts shall constitute but one and the same agreement.

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment by its duly authorized representative on the day and year first above written.

SEASPAN CORPORATION, as Borrower

By:	/s/ Sai W. Chu
Name:	Sai W. Chu
Title:	Chief Financial Officer

DNB NOR BANK ASA,
as Sole Bookrunner, Mandated Lead Arranger, Administrative Agent, Security Agent and Lender

By:	/s/ Sanjiv Nayar
Name:	Sanjiv Nayar
Title:	Senior Vice President

By:	/s/ Jack Sun
Name:	Jack Sun
Title:	Vice President

CREDIT SUISSE, as Mandated Lead Arranger and Lender

By:	/s/ Meike Maettig
Name:	Meike Maettig
Title:	Director

By:	/s/ Nadja Gauischi
Name:	Nadja Gauischi
Title:	Assistant Vice President

LANDESBANK HESSEN-THÜRINGEN, as Documentation Agent and Lender

By:	/s/ Ralf Goebel
Name:	Ralf Goebel
Title:	Vice President Corporate Finance Asset Finance NY

By:	/s/ Christian C. Brune
Name:	Christian C. Brune
Title:	Senior Vice President Landesbank Hessen-Thüringen New York Branch

BAYERISCHE HYPO- UND VEREINSBANK AG,
as Lender

By:	/s/ Borchert
Name:	Borchert
Title:

By:	/s/ Nicolini
Name:	Nicolini
Title:	VP

DEUTSCHE BANK AG FILIALE DEUTSCHLANDGESHÄFT as Lender

By:	/s/ A. Ehrhardt
Name:	A. Ehrhardt
Title:	Director

By:	/s/ E. Neugesover
Name:	E. Neugesover
Title:	Vice President

4